                                                            Exhibit (14)(c)
[FRONT COVER]

                          [State Street Research Logo]

                                     403(b)

Retirement--The Key Is Planning Now

As a working person, you have a decision to make--how to protect your current earnings and provide for a comfortable retirement.

Social Security may not be adequate. Currently, average monthly benefits are around $675.* And, as the retired population grows in proportion to the number of workers paying into the fund, Social Security may become less reliable. In fact, in many places, employees of state or local governments do not participate in Social Security.

Taxable savings plans may not be adequate either. Both the money you set aside and the interest it earns are taxed at current rates--just when you're at peak income levels.

*Source: Social Security Administration.

A Good Way To Plan For Retirement

A State Street Research 403(b) Account is a good way for employees of private tax-exempt organizations such as hospitals or colleges, and employees of public schools or colleges, to build financial resources for retirement. If you are such an employee, you should consider a 403(b) account.

The 403(b) Advantage--Lower Income Taxes

Contributions to your State Street Research 403(b) Account are not subject to current federal income tax, within the limits allowed by the tax laws. This reduces your current federal income tax liability and increases your spendable income, compared to a taxable savings program. Many states exclude 403(b) contributions from state income taxes as well.

This chart shows the benefits of saving with a 403(b) account. In each instance, the employee plans to save 10% of income, or $5,000. This example shows only federal income tax savings. You may also save on state income taxes.

Saving Outside 403(b)              Saving With 403(b)

Salary               $50,000       Salary                  $50,000
Income Taxes           9,353       403(b) Savings            5,000
----------------------------       -------------------------------
After-Tax Income      40,647       Taxable income           45,000
Savings                5,000       Income Taxes              7,953
----------------------------       -------------------------------
Spendable Income     $35,647       Spendable Income        $37,047

With 403(b), you have $1,400 more in spendable income!

The 403(b) Advantage--Tax-Free Accumulation

The interest and other investment earnings accumulating in your 403(b) account compound tax deferred until you begin making withdrawals from your account. This can mean greater overall returns than with taxable investments.

       ------------------------ LINE CHART ------------------------------
                       Taxable vs. Tax-free Accumulation

The chart at right
illustrates what
happens when monthly investments of $125
grow at 7% and 5%
tax free for 10 years,
versus the same
taxable investments
growing at 7% and 5%
for 10 years in the 28%
tax bracket. All
distributions are
reinvested. Sales
charges, if any are
not reflected.

($ in Thousands)

$21,501 Tax deferred 7%
$19,413 Taxable 7%
$19,375 Tax deferred 5%
$18,018 Taxable 5%

The chart illustrates general advantages of tax-deferral. Returns are hypothetical and are for illustrative purposes only; they are not intended to imply or guarantee a rate of return on any mutual fund or other investment.
        ----------------------------------------------------------------

State Street Research Mutual Funds

Your 403(b) contributions will be invested in the State Street Research fund(s) of your choice. State Street Research offers a variety of mutual funds, each managed to meet a specific investment objective, such as growth or income.

Corporate Heritage

State Street Research has a history dating to 1924, with the founding of the nation's second oldest mutual fund. Today the Company manages over $27 billion in assets.

How To Get Started

The following questions and answers will give you important information about your State Street Research 403(b) Account. Simply follow the instructions on the back cover to set up your account.

Questions And Answers About Your
403(b) Account

Eligibility

Who can have a 403(b) account?

Only employees of an organization described in Section 501(c)(3) of the Internal Revenue Code may have a 403(b) account. These include non-profit charitable, educational, scientific or religious organizations, such as hospitals or colleges. Also, an employee of a state or local government who is employed by a school (for example, a local school system or state college or university) can have a 403(b) account. Check with your employer to determine whether you qualify for a 403(b) account.

What happens if I change employers?

If your new employer is a qualified employer, you may continue to contribute to your 403(b) account after changing jobs. If your new employer is not a qualified organization, you may no longer make contributions to your 403(b) account, but your account will continue to accumulate tax free until you begin making withdrawals. Contact
State Street Research Shareholder Services for additional information:
1-800-562-0032.

Contributions

How do I make contributions to my 403(b) account?

Usually, you would enter into a salary reduction agreement with your employer that specifies the amount you want to contribute. Your compensation will be reduced by this amount and the money will be contributed by your employer to your 403(b) account. In some cases, your employer may make contributions to your 403(b) account as a retirement benefit for you.

Your employer may already have a salary reduction agreement for you to use. If not, a form of salary reduction agreement is included in your State Street Research 403(b) Package. Read the form for an explanation of IRS restrictions on changing the amount of your salary reduction.

Maximum Contribution

How much can be contributed each year to my 403(b) account?

Determining your maximum 403(b) contribution is complex because several different tax law limits apply depending on your individual situation. For most employees, the maximum salary reduction contribution for a calendar year will be the smaller of 20% of your compensation or $9,500. In the future, the $9,500 limit may be indexed for inflation each year.

Employees of certain kinds of qualified employers (for example, public schools and private tax-exempt schools, colleges, hospitals and home-health agencies) can elect different limits in some situations. Also, long-service employees (15 or more years of service) of such employers may have increased limits.

Your employer's benefits or personnel department, or the business office, may be available to calculate your maximum contribution. If not, you may use the worksheet enclosed in your State Street Research 403(b) Package. You may wish to consult an accountant or tax adviser to confirm your maximum contribution.

What happens if I exceed the maximum for a year?

If you exceed the $9,500 limit for a year, you should request State Street Research to return the excess contribution to you with earnings. You should make your request no later than March 1 of the following year.

If your contributions for a year exceed any of the other limits, you must include the excess in your income for federal income tax purposes. In addition, you may have to pay a penalty tax equal to 6% of the "excess contribution." The penalty tax also applies to excess contribution amounts left over from prior years.

You can avoid paying the penalty tax if you withdraw the amount of the excess from your account before the end of the year in which the excess contribution was made.

Even if you have to pay the penalty tax in one year, you can avoid paying it in later years by contributing less than your maximum for the later year; the excess is reduced by the difference between the maximum and the actual contribution.

Investments

What are my investment choices?

Contributions to your 403(b) account may be invested in one or more of the eligible mutual funds distributed by State Street Research.

Also, you can exchange amounts from one fund to another. (You can even choose telephone exchange privileges when completing your State Street Research 403(b) Account Application.) There may be minimum investment amounts for certain funds, or there may be sales charges. Such minimums or charges are described in the prospectus(es).

Before investing, be sure to read the current prospectus(es) for the funds in which you are interested so that you can be familiar with the investment objectives and policies, and the sales charges or other charges applicable to a Fund.

May I transfer my existing 403(b) to State Street Research?

Yes. Complete the Transfer of 403(b) Assets Form found in your State Street Research 403(b) Package. Be sure to note the requirements for a tax-free transfer described in the Form. Consult your personnel or benefits department or your tax adviser for additional information.

What about an IRA?

You can have an IRA even though you are contributing to a 403(b) account. Depending on your income level, contributions to an IRA may or may not be deductible on your federal income tax return. For more information about our IRAs, call State Street Research Shareholder
Services: 1-800-562-0032.

Withdrawals From Your Account

When will I begin to receive retirement benefits from my account?

You choose when to make withdrawals from your 403(b) account. However, withdrawals may not begin until you have retired or terminated employment with your employer; reached age 59-1/2 (even though you are still employed by your employer); or died. Earlier withdrawals are permitted only if you become disabled or suffer a financial hardship (as defined by IRS regulations). Consult your tax adviser, as tax penalties may result. You may be requested to verify disability with a doctor's certificate or a Social Security disability benefits award. You may be asked to verify financial hardship by a certificate from an independent person appointed by your employer, and financial hardship withdrawals are limited to the amount of your salary reduction contributions (no earnings or investment gains). You must begin making withdrawals by April 1 of the year following the year when you reach age 70-1/2. This is required even if you are still working.

Use the Withdrawal Form to notify State Street Research when you wish to begin making withdrawals from your account.

How will the benefits be paid to me?

Benefits will be paid to you either in a lump-sum payment or in periodic (monthly, quarterly, or annual) installments. Installment payments may not extend beyond your life expectancy or the joint life expectancy of you and your designated beneficiary.

Also, there are minimums on the amount of installments you must receive after age 70-1/2. There are substantial penalty taxes (up to 50%) if you do not make the minimum required withdrawals.

What happens to my account if I die?

Your account balance goes to the beneficiary(ies) you designate on the 403(b) application or on another written document you send to State Street Research Shareholder Services. You can change your beneficiary(ies) in writing. Naming a beneficiary(ies) can have estate and tax-planning implications; consult a qualified professional.

Withdrawals by a beneficiary(ies) are also subject to rules relating to when withdrawals must begin and minimums for installment withdrawals.

Taxes

How will I be taxed on withdrawals from my 403(b)?

Generally, amounts withdrawn from your account are taxed as ordinary income in the year when received. In addition, with limited exceptions, such as disability, amounts withdrawn before age 59-1/2 are subject to an additional 10% penalty tax.

Special five-year averaging, applicable to lump-sum distributions from certain retirement plans, does not apply to 403(b).

Certain very large withdrawals (generally over $150,000 in a year-- counting all 403(b) and IRA withdrawals and distributions to you from qualified retirement plans) may be subject to a 15% penalty tax.

There may be income tax withholding on the amounts you withdraw. If you withdraw an amount from your State Street Research 403(b) Account that is eligible for rollover (see next question), mandatory 20% federal income tax withholding will apply unless the withdrawn amount is rolled directly to another 403(b) arrangement or to an IRA. If the amount you withdraw is not eligible for rollover to another 403(b) arrangement or IRA, 10% withholding of federal income tax will apply unless you elect no withholding on your Withdrawal Form.

Can I postpone federal income tax on a withdrawal from my 403(b) account?

In certain situations, you can defer income taxes on withdrawals from your 403(b) account if all or part of the withdrawal is rolled over to another 403(b) account or into an IRA either directly by State Street Research (direct rollover) or by you (regular rollover) within 60 days. All withdrawals are eligible for rollover (either a direct rollover or a regular rollover) except minimum required withdrawals after age 70-1/2 and withdrawals over a period of at least 10 years or over the life expectancy of you (or you and your designated beneficiary).

Caution: Rollovers must meet technical IRS requirements that cannot be described in detail here. Consult your employer or tax adviser for assistance in carrying out a rollover.

If a withdrawal is eligible for rollover and if you do not elect a direct rollover, the Custodian must withhold 20% of your withdrawal for federal income taxes. The rollover and withholding rules also apply to your surviving spouse if he or she receives a distribution from your account upon your death.

Be certain to carefully read the notice on tax treatment and withholding on withdrawals that accompanies the Withdrawal Form for more information.

What about other taxes?

Contributions under a salary reduction agreement will be subject to Social Security withholding if you are covered by Social Security.

State tax treatment varies from state to state. You should consult your tax adviser with any questions on how a 403(b) account would affect your state taxes.

IMPORTANT. The preceding questions and answers are general and are provided for informative purposes only. Always consult your tax adviser for advice on how the tax laws apply to you and how a State Street Research 403(b) account will affect your tax situation. More information is available in IRS Publication 571, Tax-Sheltered Annuity Plans for Employees of Public Schools and Certain Tax-Exempt Organizations; this publication is available from the IRS.

How To Start Your State Street Research 403(b) Account

1. Carefully read the material describing the State Street Research 403(b) Account and the prospectus(es) for the fund(s) in which you plan to invest. You may want to review the material with your accountant, lawyer or other tax adviser because the rules under Section 403(b) are complex and subject to change.

2. If contributions to your 403(b) Account will be made under a salary reduction agreement, you should fill out, and you and your employer should sign, a salary reduction agreement. If your employer does not have a form of salary reduction agreement for use with employees, you may use the sample Salary Reduction Agreement found in the State Street Research 403(b) package.

3. Complete and sign the State Street Research 403(b) Account
Application. Be sure to complete the beneficiary section of the Application.

4. If you are transferring your current 403(b) assets to State Street Research, complete and sign the Transfer of Assets Form.

5. Mail the completed and signed Application (and the Transfer of Assets Form, if used) to:

State Street Research Shareholder Services
P.O. Box 8408
Boston, MA 02266-8408

Enclose a check in the amount of $10.00 payable to State Street Bank and Trust Company, Custodian, to cover the first year's annual maintenance fee for the account; otherwise the fee will be charged to your account. There is a $10.00 annual maintenance fee for each calendar year (the fee is not prorated for less than a full calendar year). We will forward the necessary materials to the Custodian.

This brochure must be preceded or accompanied by the relevant fund prospectus(es), which includes investment policies, sales charges and expenses. Please read the prospectus(es) carefully before investing.

[State Street Research logo]


(C)1995 State Street Research Investment Services, Inc. Boston, MA 02111
Control Number: 2717-951025(1196)SSR-LD                          RP-923C-1095

[BACK COVER]

(C)1995 State Street Research Investment Services, Inc., Boston, MA 02111
CONTROL NUMBER: 2713-951025(1196)SSR-LD                          RP-921C-1095

[FRONT COVER]
                     [State Street Research logo]

                                403(b)
                            Maximum Salary
                         Reduction Worksheet

Maximum Salary Reduction Worksheet

This worksheet will help you compute the maximum amount by which you can reduce your salary without exceeding any of the limits. Before doing the calculations, you may wish to check with your Employer's benefits or personnel department or business office. Often these departments will calculate an employee's 403(b) maximum.

If you use the worksheet to do your own calculation, read the information following the worksheet first. After completing the worksheet, you should consult your accountant, lawyer or other professional tax adviser to verify your calculation or answer your questions. The tax laws change often and individual situations can vary. Also, certain exceptions and rules that apply only in relatively rare situations are not covered by the worksheet. This worksheet and the questions and answers following it are not intended to be tax advice, and you are responsible for meeting the tax law limits on contributions to your 403(b) account.

To help you, the example demonstrates a typical salary reduction situation and the worksheet provides spaces for your own computations. This worksheet and the questions and answers are designed to help you determine your maximum salary reduction. If your employer will make contributions on your behalf as an addition to your salary, or if you will contribute by foregoing an increase in compensation, there are different formulas to determine your maximum. If this situation applies to you, your Employer should be able to help you calculate the limits that apply to you.

In the example, a college teacher will earn $40,000 in 1995. She will have worked for the college 15 years at the end of 1995. The college has previously contributed $20,000 on her behalf to its 403(b) retirement plan ($18,000 of which was contributed in the most recent 10 years). The college will contribute 10% of her salary ($4,000) to its retirement plan for 1995. In addition, the employee reduced her salary in prior years by a total of $10,000 for contribution to her 403(b) account. How much can this employee reduce her salary for 1995?

Step 1 - Determine the Exclusion Allowance

                                       (example)       (your computation)
(a)   Enter your expected
      salary for the current
      year before reduction
      for contributions to
      your 403(b) account.              $40,000        ___________________

(b)   Enter your number
      of years of service
      (including whole
      and fractional years)
      as of the end of the
      current year.                          15       ____________________

(c)   Multiply (a) by (b)
      by .20.                          $120,000       ____________________

(d)   Enter the amount of
      your salary reduction
      contributions and
      employer contributions
      for you to a 403(b)
      retirement plan or to a
      qualified retirement plan
      in prior years.                  $ 30,000       _____________________

(e)   Enter amount of
      contributions by
      your employer
      for you to a 403(b)
      retirement plan for
      the current year.                $  4,000      ______________________

(f)   Subtract (d) and (e)
      from (c).                        $ 86,000      ______________________

(g)   Multiply your years
      of service in (b) by .20
      and add 1.                              4      ______________________

(h)   Divide (f) by (g) to
      determine your
      exclusion allowance
      for the year.                    $ 21,500      ______________________

Step 2 - Determine the Section 415 General Limitation

(a)   Multiply your expected
      salary (before reduction
      for contributions to your
      403(b) account) for the
      current year by .20.             $  8,000      ______________________

(b)   Multiply amount of
      your employer's
      expected contributions
      for you for the current
      year to a 403(b) retire-
      ment plan by .80.                $  3,200      ______________________

(c)   Subtract (b) from
      (a)to determine your
      Section 415 general
      limitation (but not
      in excess of $30,000).           $  4,800      ______________________

Step 3 - Determine the Section 415 Alternatives

Alternative A

      Available if employee
      terminates service;
      same as exclusion
      allowance but based
      on last ten years of
      service with employer,
      up to a maximum
      of $30,000.                      $ 16,000      ______________________

Alternative B

(a)   Enter the exclusion
      allowance determined
      in Step 1.                       $ 21,500      ______________________

(b)   Add $3,200 to the Section
      415 general limitation
      determined in Step 2.            $  8,000      ______________________

(c)   Enter $15,000.                   $ 15,000            $ 15,000

(d)   Your alternative B
      limitation is the
      smallest of (a),
      (b) or (c).                      $  8,000      ______________________

Alternative C

      Enter the Section 415
      general limitation
      determined in Step 2.            $  4,800      ______________________

Step 4 - Apply the $9,500 Limit

(a)     Enter $9,500.                  $  9,500              $9,500

(b)   If eligible (see Question 14
      below), use the smallest
      of the following:

      (i)   $ 3,000                    $  3,000              $3,000

      (ii)  $15,000 reduced
            by increases to the
            $9,500 limit you
            used in prior years.       $ 15,000      ______________________

      (iii) $5,000 multiplied
            times years of service,
            reduced by all prior
            salary reduction
            contributions to a
            403(b) account or
            annuity or to a
            401(k) plan.               $ 65,000      $_____________________

(c)   Add the amount
      determined in (b)
      to $9,500; this is
      your limit for the
      year under this step.           $ 12,500      $_____________________

Step 5 - Determine the maximum salary reduction

(a)   Enter your exclusion
      allowance from step 1.          $ 21,500      ______________________

(b)   Enter your Section 415
      general limitation
      from step 2.                    $  4,800      ______________________

(c)   Enter the lesser
      of (a) or (b).                  $  4,800      ______________________

(d)   Enter Alternative A
      if applicable.                  $ 16,000*     ______________________

(e)   Enter Alternative B.            $  8,000      ______________________

(f)   Enter Alternative C.            $  4,800      ______________________

(g)   Enter the largest
      of items (c), (d),
      (e) or (f).                     $  8,000*     ______________________

(h)   Enter the $9,500
      limit (Step 5(c)).              $ 12,500      $_____________________

(i)   Enter the smaller
      of (g) or (h).
      This is your maxi-
      mum salary reduc-
      tion for this year.             $  8,000      ______________________

*Alternative A is not available to the employee in the example because she is not terminating employment.

For this employee, the Alternative B limit of $8,000 is the largest for this year. Keep in mind that the alternative election, which appears most advantageous in this year may not necessarily be the best for you over the long run. See Questions 9 and 12.

Step 6 - Salary Reduction Agreement

Enter a salary reduction agreement with your Employer, which reduces your compensation each pay period so that the correct amount is contributed to your State Street Research 403(b) Account.

QUESTIONS AND ANSWERS ON
CALCULATING YOUR MAXIMUM

   Maximum Contribution

1. What is the maximum annual contribution to my 403(b) account?

The maximum contribution you can exclude from your taxable income
(sometimes called your "maximum exclusion allowance" or "MEA") is the smaller of your "403(b) exclusion allowance" (Questions 2-5) or your "415 limit" (Questions 6-12). Finally, your salary reduction contributions for a year cannot exceed $9,500; this is increased for certain employees (Questions 13 and 14).

   Exclusion Allowance

2. How do I compute my "exclusion allowance"?

Use the following steps to compute your 403(b) exclusion allowance:

       (a) Take 20 percent of your expected salary for the current year (before reduction for your 403(b) contributions, but after reduction for salary reduction contributions under a cafeteria or flexible benefits plan or 401(k) plan if your employer maintains such a plan).

       (b) Multiply (a) by your number of years of service with your current employer as of the end of the current year.

       (c) Subtract the following total from (b):

           (bullet) your total 403(b) salary reduction contributions in previous years (which you excluded from your income),

           (bullet) your employer's contributions in previous years on your behalf to a 403(b) retirement plan or to a qualified retirement plan,

           (bullet) your employer's expected contributions to a 403(b) retirement plan for you for the current year (see Questions 15 and 16).

       (d) Divide (c) by the sum of one plus 20 percent of your years of service as of the end of the current year.

The resulting figure is the amount of your exclusion allowance for the current year.

3. What if I do not know how much my employer has contributed in previous years on my behalf to a retirement plan?

If you cannot learn this from the benefits or personnel office of your employer, IRS regulations provide a method for determining the amount of your employer's prior contributions. Consult your employer or tax adviser for further information.

   Years of Service

4. How do I determine my years of service?

Count one year of service for each full year you were a full-time employee. Count a fraction of a year of service for years in which you were a part-time employee or did not work a full year. Add your full and fractional years of service together to determine your total years of service. Only service with your current employer can be counted.

Part-time Fraction. For part-time work, the fraction is your work schedule divided by the normal work schedule for a full-time employee holding the same position. For example, if for a year you taught one course for six hours per week, and a full-time teacher normally teaches 18 hours per week, your fraction would be one-third of a year.

Partial Year Fraction. If you were a full-time employee for part of the year, the fraction is the number of weeks or months you worked divided by the number of weeks or months in your employer's annual work period. For example, if you taught full-time for four and one-half months and your employer's annual work period is an academic year of nine months, your fraction would be one-half of a year.

Part-time, Partial Year Fraction. If you were a part-time employee for part of a year, calculate one fraction as though you were a part-time employee for a full year and one fraction as though you were a full-time employee for a part of a year. Then multiply the two fractions together to obtain your fractional year of service. For example, if you taught a course for six hours per week for one semester at a school where full-time teachers taught 18 hours per week for two semesters, your fractional year of service would be one-sixth (part-time fraction of one-third times full-time for part-of-a-year fraction of one-half).

5. What if I have less than one year of service?

Under the law, you may compute your exclusion allowance based on one year of service even if you have worked for your employer for less than a year or if your fractional years of service total less than a year.

   415 Limits

6. What are the 415 limits?

The 415 limits are from Section 415 of the Internal Revenue Code. The 415 limits apply even though your 403(b) exclusion allowance for the year is greater. Section 415 has a general limit and certain alternatives that may permit a larger maximum.

7. How do I compute the 415 general limit?

Your 415 general limit is the smaller of:

       (a) 20 percent of your compensation for the year (before reduction for contributions to your 403(b) account, but after reduction for salary reduction contributions under any cafeteria or flexible benefits plan or 401(k) plan your employer maintains); this amount must be reduced by 80% of your employer's contribution for the year to the 403(b) retirement plan; or

       (b) $30,000. (This $30,000 figure will eventually be indexed for cost-of-living changes. However, the indexing will not begin for some years depending on future inflation.)

   415 Alternatives

8. What are the 415 alternatives?

In the past, many employees eligible for 403(b) did not enter into salary reduction agreements because they expected to make large "catch-up" contributions later. The 415 general limit might prevent those employees from saving enough for their retirement years. To remedy this situation, 415 provides certain alternatives.

These alternatives are available only to employees of an educational organization, a hospital, a home health service agency, a health and welfare service agency, or a church or association of churches. If you do not work for such an employer, you can skip Questions 9 through 12.

9. How many alternatives are there?

Section 415 provides three alternatives:

       Alternative A may be used only once, in the year you leave the service of your employer. Under this alternative, the 415 percentage limitation (see Answer 7(a)) is disregarded and you may calculate your 403(b) exclusion allowance using your years of service with your employer up to a maximum of ten years. The $30,000 limit still applies, however, even if your exclusion allowance is higher.

       In other words, under this alternative, you are limited to your 403(b) exclusion allowance based on a maximum of ten years of service, or $30,000, whichever is less.

       Alternative B is the smallest of:

       (a) the amount of your 403(b) exclusion allowance;

       (b) 20 percent of your compensation (before reduction for contributions to your 403(b) account) plus $3,200;

       (c) $15,000

       Alternative C is to disregard the 403(b) exclusion allowance altogether. Under this alternative, contributions are subject only to the 415 general limit described in Answer 7.

Finally, there is a separate alternative available only to an employee of a church or association of churches: to replace the 415 general limit with the limit of $10,000 per year (up to a cumulative total of $40,000).

10. Are there any special rules for electing one of the alternatives?

Yes. You may elect only one of the three alternatives. If you elect one of the alternatives, you may not elect either of the other alternatives in any future year.

Alternative A (for the year of separation) may be elected only once. If you elect this alternative in any year, you may not elect an alternative at any time in the future.

If you elect an alternative, your election is irrevocable for that year. However, you may elect either alternative B or C in one year, choose not to use it in the following year, and then elect the same alternative again in the third year.

11. How do l elect an alternative?

You elect an alternative simply by computing your income tax liability in a manner consistent with the alternative.

12. Which alternative is best for me?

This depends upon your current compensation, expected future compensation, years of service, expected future years of service, expected ability to make future salary reduction contributions, and so forth. An alternative which appears advantageous this year may restrict contributions to your 403(b) account in later years. Only you can decide which alternative is most advantageous to you.

    The $9,500 Cap

13. Where did the $9,500 limit come from?

In the Tax Reform Act of 1986, Congress decided to limit salary reduction contributions by employees. For 403(b), Congress chose a $9,500 cap. This $9,500 cap applies as a maximum salary reduction contribution even though your 403(b) exclusion allowance or 415 limit is higher. This cap applies only to your salary reduction contributions, not to employer contributions to a 403(b) retirement plan for you.

The $9,500 cap is indexed for future cost-of-living increases.
However, the cap will not increase for some years; exactly when depends on future inflation rates.

14. Who qualifies for an increased $9,500 cap?

Congress realized that the $9,500 cap would affect employees who expected to make "catch-up" contributions. Therefore, an increased cap is available to some employees.

There are two requirements for an increased cap. First, your employer must be one of the types listed in Answer 8. Second, you must have 15 or more years of service with the employer. If you qualify, your $9,500 cap is increased by the smallest of the following:

       (a) $3,000;

       (b) $15,000 (reduced by all amounts by which your $9,500 cap was increased in prior years under this special rule); or

       (c) $5,000 multiplied by your number of years of service, minus all previous salary reduction contributions under 403(b) (or under any 401(k) plan in which you participated).

       Additional Rules for an Employee with Another Retirement Program

15. If for the current year my employer or any other employer contributes to another 403(b) account or annuity for me, must such contributions be added to my salary reduction contributions when determining my maximum contribution?

Yes. To determine your 403(b) exclusion allowance, your 415 limit or one of the alternatives (but not the $9,500 cap--only your salary reduction contributions count against the $9,500 cap), your employer's current contributions to a 403(b) plan or arrangement for you must be included. (See the Worksheet for an example of this situation). If your employer has a retirement plan, you should find out whether it is a 403(b) plan.

16. If for the current year my employer makes contributions for me to a retirement plan that is "qualified" under section 401(a) of the Code, must such contributions be counted when determining my maximum contribution?

If this situation applies to you, you should consult your tax adviser. The following is only a general summary of the rules governing aggregation of contributions to your 403(b) account with contributions to a qualified plan.

Contributions for you to a qualified plan during the current year by an employer are not counted in determining your 403(b) exclusion allowance this year.

However, for your 415 limit, the answer depends on whether you have elected one of the 415 alternatives and on whether you
"control" your employer.

If you have not elected an alternative, or if you have elected alternative A or B, you need not combine contributions to your 403(b) account with contributions on your behalf to a qualified plan of the same or any other employer unless you control the employer by owning a 50% or greater interest.

If you have elected alternative C (to disregard the exclusion allowance entirely), you must count contributions to your 403(b) account with contributions for you to a qualified retirement plan maintained by any employer regardless of whether you "control" the employer.

                     State Street Research 403(b)

                         Account Application

How to open your
State Street
Research 403(b)
Account

1. To open a State Street Research 403(b) Account, please complete this side of the Application.

2. Your investment dealer must complete the dealer information section of the Application.

What type of State
Street Research
403(b) are you
opening?

    [ ] Regular 403(b)     [ ] Transfer of Assets        [ ] Regular Rollover
                             or Direct Rollover

Employee
information
Complete the following
information about
yourself. Your account
will be registered in
your name.

Name ___________________________________ Birth date______________________
Street___________________________________________________________________
City_____________________________________State___________ZIP_____________
Social Security #________________________________________________________
Daytime telephone #______________________________________________________

Employer
information
Complete the following
information about your
Employer.

Name_____________________________________________________________________
Street___________________________________________________________________
City_____________________________________State___________ZIP_____________
Name of contact person___________________Daytime telephone #_____________

Which Fund(s)
have you selected
for your 403(b)?
See the State Street
Research 403(b)
brochure and relevant
prospectus(es) for
Fund details.

Name of Fund         Class of Shares             Percentage
                    A       B       D
                   [ ]     [ ]     [ ]           _______ %
---------------------------------------
                   [ ]     [ ]     [ ]           _______ %
---------------------------------------
                   [ ]     [ ]     [ ]           _______ %
---------------------------------------
                   [ ]     [ ]     [ ]           _______ %
---------------------------------------
                   [ ]     [ ]     [ ]           _______ %
---------------------------------------

                                                Total 100%

Who is the
beneficiary of
your State Street
Research 403(b) Account?


1. Name__________________________________Birth date______________________
   Relationship to you___________________________________________________
   Street________________________________________________________________
   City__________________________________State___________ZIP_____________
   Social Security #_____________________________________________________

   Percentage to this beneficiary ____%

2. Name__________________________________Birth date______________________
   Relationship to you___________________________________________________
   Street________________________________________________________________
   City__________________________________State___________ZIP_____________
   Social Security #_____________________________________________________

   Percentage to this beneficiary ____%

Important

Naming a beneficiary(ies) can have estate and tax-planning implications. Also, if you are married and live in a community property state (AZ, CA, ID, LA, NM, NV, TX, or WA), you may need your spouse's consent to designate someone else as beneficiary for more than half of your Account. Consult your attorney, or other qualified professional, for additional advice.

Keep a copy of this account application with your other important papers (such as your will).

Telephone Exchange
The Telephone Exchange Privilege is available only for shares held on deposit with the Transfer Agent. None of the Transfer Agent, any of the Funds, State Street Research Shareholder Services, the Investment Manager or the Distributor will be liable for any loss, injury, damage or expense as a result of acting upon, and will not be responsible for the authenticity of, any telephone instructions. I understand that all telephone calls are tape recorded. My liability shall be subject to the use of reasonable procedures to confirm that instructions communicated by telephone are genuine.

Telephone Exchange
by Shareholder
or Dealer

The Transfer Agent may effect exchanges for my account according to telephone instructions from me or my Dealer as set forth in the prospectus, and may register the shares of the Fund to be acquired exactly the same as my existing account. Authorizing an exchange constitutes an acknowledgment that the shareholder has received the current prospectus of the Fund to be acquired. The account will automatically have this privilege unless it is expressly declined by providing your initials in the space below.

I DO NOT WANT THE TELEPHONE EXCHANGE PRIVILEGE.
___(Initial here.)
Sign here to
establish the
403(b) Account

I hereby establish a State Street Research 403(b) Account, the terms of which are contained in this Application and the State Street Research 403(b) Agreement (which I have received and which is incorporated herein by reference) and appoint State Street Bank and Trust Company as Custodian. I direct that contributions to my 403(b) Account be invested as specified above in this Application (until changed by me in accordance with the Agreement), designate the individual(s) named above as my beneficiary(ies) (unless I have filed a separate written designation with the Custodian or its agent), acknowledge that I have received a current prospectus(es) of the Fund(s) indicated above, and acknowledge that there is a $10 annual maintenance fee (in addition to any fees and charges described in the prospectus(es)).

Under penalties of perjury, I certify that (1) the number shown on this Application is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or
(b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Certification Instructions--You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

Employee signature_____________________________Date___________________

Dealer information
and signature
guarantee

Please have your
investment dealer
fill out this section.

Dealer firm__________________________________________________________
Home office address_________________City__________State______ZIP_____
Branch office address_______________City__________State______ZIP_____
Telephone #______________Branch #_____________Rep. #_________________
Authorized dealer signature__________________________________________
Investment Dealer's last name________________________________________

If this Application is for an account introduced through the above-named Dealer, the Dealer further agrees to all applicable provisions in this Application and in the prospectus(es) of the Fund(s) selected by the Employee, represents that it has provided a current prospectus(es) to the Employee and that the Application is properly executed by a person authorized by the Dealer to guarantee signatures. The Dealer warrants that this Application is completed in accordance with the Employee's instructions and agrees to indemnify the Funds(s), the Distributor, the Investment Manager, State Street Research Shareholder Services and the Transfer Agent for any loss or liability from acting or relying upon such instructions and information. The terms and conditions of the Distributor's currently effective Selected Dealer Agreement or sales agreement are included by reference in this section. The Dealer represents that it has a currently effective Selected Dealer Agreement or sales agreement with the Distributor authorizing the Dealer to sell shares of the Fund(s), and that it may lawfully sell shares of the designated Fund(s) in the state designated as the Employee's address of record.

State Street Bank
and Trust Company,
Custodian

You are hereby authorized and appointed on behalf of the above-signed dealer to execute purchase transactions in accordance with the terms and conditions of this Application, and to confirm each purchase.

Acceptance by
the Custodian

This Account will be deemed to have been accepted by the Custodian, State Street Bank and Trust Company, after all necessary forms, properly completed, are received by State Street Research Shareholder
Services and delivered by Shareholder Services to the Transfer Agent.

Send completed application to:

State Street Research Shareholder Services
P.O. Box 8408
Boston, MA 02266-8408

Control Number: 2709-951025(1196)SSR-LD                      RP-918C-1095

                     State Street Research 403(b)

                      Salary Reduction Agreement

Parties
Complete the information
about the Employee and
the Employer.

Employee name______________________________________
Social Security #__________________________________
Employer name______________________________________

Check one box.

[ ] Original Agreement             [ ] Modification

Agreements
Fill in the dollar amount
or percentage that you
want to contribute in
section 2.

The Employee and the Employer agree as follows:

1. The Employee has signed the State Street Research 403(b) Account Application establishing the Account for the benefit of the Employee. The Employee and the Employer are entering into this salary reduction agreement ("this Agreement") to provide for contributions to the Account.

2. The Employee requests, and the Employer agrees, to reduce the compensation of the Employee by $______ or by ______% per pay period, starting with the first pay period that begins after the Employee and the Employer have signed this Agreement.

3. As soon as possible after each pay day, the Employer will transmit the amount by which the Employee's compensation is reduced for that pay period to the agent for the Custodian of the Employee's Account, to be credited to the Employee's Account in accordance with the State Street Research 403(b) Account Agreement. For federal income tax purposes, such amounts are considered Employer contributions to the Employee's Account.

Where to send
contributions.

   Checks should be made payable to "State Street Bank and Trust Company, Custodian, FBO __________________________ [insert name of Employee] 403(b) Account." Mail checks to State Street Research, P.O. Box
   8408, Boston, MA 02266-8408.

                                                            OVER >

4. This Agreement will be effective only with respect to compensation not yet earned by the Employee, and not with respect to compensation already earned by the Employee on the date this Agreement is signed.

   This Agreement is binding and irrevocable with respect to compensation earned by the Employee while this Agreement is in effect. The Employer or the Employee may terminate this Agreement at any time with respect to compensation not yet earned by the Employee at the date of termination, by giving written notice to the other party. After termination, the Employee may reinstate this Agreement (with the same or a different salary reduction amount); however, the Employee may not reinstate this Agreement during the same calendar year that the Employee (or Employer) terminated this Agreement.

   The Employee may modify the amount of salary reduction elected in Paragraph 2 above at any time by giving the Employer signed instructions specifying the new salary reduction amount. However, the Employee may not modify this Agreement during the same calendar year that the Employee originally signed this Agreement or in any calendar year when the Employee has already modified this Agreement once during such year.

5. Unless the Employer agrees to calculate the Employee's maximum 403(b) contribution, the Employer has no responsibility for determining that the amount by which the Employee's compensation is reduced, as set forth in Paragraph 2 above, does not exceed the limitations applicable to the Employee under the Internal Revenue Code. The Employee agrees to indemnify the Employer, State Street Research Investment Services, Inc., and its affiliates for any and all charges, expenses, taxes, interest or penalties imposed on the Employer as a result of any reduction in compensation in excess of such limitations.

Signatures

In witness whereof, the parties hereto have signed this Agreement on______________________________, 19_______.

 Employee                    Employer

(Signature)______________   (Name of employer)___________________________
                             By:_________________________________________
                             Signature and title of authorized official)

CONTROL NUMBER: 2711-951025(1196)SSR-LD                     RP-920C-1095

State Street Research 403(b)

Transfer of 403(b) Assets Form

How to transfer
your existing
403(b) Account
to State Street
Research

(bullet) If you don't have a State Street Research 403(b) Account yet, complete this transfer form and a State Street Research 403(b) Account Application.

(bullet) If you already have a State Street Research 403(b) Account, just complete this transfer form.

(bullet) When completed, send this transfer form (and if necessary, your 403(b) Account Application) to: State Street Research Shareholder Services, P.O. Box 8408, Boston, MA 02266-8408.

Information
about you

Name______________________________Social Security #__________________
Telephone (day)___________________Telephone (night)__________________
Account number (If you already have a State Street Research 403(b) Account)_____________________________________________________________

Where is your
403(b) Account
now?

Name of current Custodian/Insurer____________________________________
Address______________________________________________________________
City_____________________________State__________________ZIP__________
Account number_____________________Name of mutual fund or fund family (if applicable)______________________________________________________

Please tell us
which Fund(s)
you have selected
for your 403(b)
investment

[ ] This is a new State Street Research 403(b) Account. My investment choices are on my 403(b) Account Application.

[ ] I already have a State Street Research 403(b) Account. Please invest the amount transferred as follows:

Fund name___________________________Account number____________ _____%
Fund name___________________________Account number____________ _____%

I acknowledge that I have received a current prospectus(es) of the Fund(s) selected.

                                                                OVER >

Please authorize
transfer of your
current 403(b)
Account to State
Street Research

To my current Custodian/Insurer: Please redeem
[ ] ALL    or    [ ] PART ($_________) of my current 403(b) and transfer
the proceeds in cash to my State Street Research 403(b) Account.
(For partial transfers, indicate which investments are to be liquidated.)

Your signature______________________________Date____________

Note: Under current IRS rulings, a transfer from another 403(b) account to a State Street Research 403(b) Account will be a tax-free transaction as long as the withdrawal restrictions under your existing 403(b) are not more severe than those under the State Street Research 403(b) account (see Section 5.2 of the State Street Research 403(b) Agreement). By signing this form, you are certifying that this transfer will be a tax-free transaction under the preceding sentence.

Signature
Guarantee

A signature guarantee may be required. Call your current Custodian/ Insurer for requirements.

Signature guaranteed by (name of bank or dealer firm)__________________ Signature and title of officer_________________________________________

PLEASE DO NOT FILL OUT THE FOLLOWING PORTION OF THIS FORM

Directions
to Current
Custodian/Insurer

Please liquidate and transfer on a fiduciary-to-fiduciary basis all or part of the designated account as instructed above. Make check payable to State Street Bank and Trust Company, Custodian.

Include the following account number and FBO on the check.

Account number________________________Name____________________________

Mail to:     State Street Research Shareholder Services,
             P.O. Box 8408, Boston, MA 02266-8408

Include a copy of this Transfer of 403(b) Assets Form with the check for proper credit to the customer's account. State Street Research
Shareholder Services will deliver the items to Boston Financial Data Services, Inc., which serves as Agent for the Custodian.

Successor
Custodian

State Street Bank and Trust Company will accept the transfer described above once this form has been completed by you and the transfer has been completed by your current 403(b) Custodian/Insurer.
______________________________________________________________________
Authorized signature of acceptance                      Date
by State Street Research Shareholder
Services on behalf of State Street Bank and Trust Company, Custodian

CONTROL NUMBER: 2707-951025(1196)SSR-LD                     RP-919C-1095